Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-233433 and 333-234787) and Form S-8 (No. 333-228327) of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) dated March 24, 2020, relating to the consolidated financial statements of Summit Wireless Technologies, Inc., which appears in this Annual Report on Form 10-K.

/s/ BPM LLP

San Jose, California

March 24, 2020